Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Safeguard Scientifics, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333‑65092, 333-73284, 333-86777, 333-103976, 333-118046, 333-171226, and 333-198783) and in the registration statement on Form S-3 (No. 333-220716) of Safeguard Scientifics, Inc. of our reports dated February 28, 2020, with respect to the consolidated balance sheets of the Company as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years then ended, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Safeguard Scientifics, Inc.
Our report refers to a change in accounting principle for leases due to the adoption of a new accounting standard.
/s/ KPMG LLP
Philadelphia, Pennsylvania
February 28, 2020